Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2014

– Increased Net Revenue 19.9% to $518.0 Million in Full Year 2014 –

– Increased Adjusted EBITDA 73.6% to $44.0 Million in Full Year 2014 –

– Operating Income Increased 95.6% to $25.6 Million in Full Year 2014 –

Columbus, Ohio, March 4, 2015. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, announced today results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Net revenue increased 21.7% to $145.3 million compared to fourth quarter 2013; same branch sales increased 16.2% attributable to higher volume, price gains, and a more favorable customer and product mix

•	Adjusted EBITDA grew 65.3% to $15.2 million compared to fourth quarter 2013

•	Operating income improved 105.3% to $9.3 million compared to fourth quarter 2013

•	Adjusted net income per share increased to $0.20, compared to $0.15 per share in the fourth quarter 2013. GAAP earnings per share increased to $0.16 compared to earnings per share of $0.03 in the fourth quarter 2013

•	In November 2014, acquired Installed Building Solutions, LLC, an installer of insulation, which strengthened the Company’s presence in Minnesota, Wisconsin and North Dakota

Full Year 2014 Highlights

•	Net revenue increased 19.9% to $518.0 million compared to full year 2013; same branch sales increased 16.4%

•	Adjusted EBITDA improved 73.6% to $44.0 million compared to full year 2013

•	Operating income increased 95.6% to $25.6 million compared to full year 2013

•	Adjusted net income per share increased to $0.54, compared to $0.34 per share in full year 2013. GAAP net loss per share was $0.20 compared to a net loss per share of $0.01 in full year 2013

“The positive momentum in our business continued through the fourth quarter of 2014, resulting in solid growth in our net revenue and profitability for the full year of 2014,” stated Jeff Edwards, Chairman and Chief Executive Officer. “In the fourth quarter, we were especially pleased with our 21.7% increase in net revenue which resulted in another quarter of significant operating leverage. Our profitable growth strategy remains focused on providing exceptional service to our customers at the local level, capitalizing on improving residential end markets and pursuing select accretive acquisitions to continue driving strong results. Into 2015, we expect housing completions to continue improving at a steady pace and we are energized by our prospects to continue scaling our business in a disciplined manner to further expand our national network of attractively positioned branch locations.”

Fourth Quarter 2014 Results Overview

For the fourth quarter of 2014, net revenue was $145.3 million, an increase of 21.7% from $119.3 million in the fourth quarter of 2013. On a same branch basis, net revenue improved 16.2% from the prior year quarter, with approximately 60% of the increase attributable to growth in the number of completed jobs and the remainder achieved through price gains and more favorable customer and product mix.

Gross profit improved 25.6% to $39.2 million from $31.2 million in the prior year quarter. Gross margin expanded to 27.0% from 26.2% in the prior year quarter, primarily due to favorable leverage on higher net revenue and increased cost efficiencies.

Selling, general and administrative expense as a percentage of net revenue was 20.0% compared to 21.7% in the prior year quarter, primarily due to higher net revenues which more than offset an increase in costs associated with being a publicly traded company and an increase in personnel costs to support our growth.

Adjusted EBITDA was $15.2 million, a 65.3% increase from $9.2 million in the prior year quarter, largely due to higher gross profit and an improvement in SG&A as a percent of sales. Adjusted EBITDA as a percentage of net revenue grew to 10.5%, or 280 basis points, compared to 7.7% in the prior year quarter. Operating income was $9.3 million, a 105.3% increase from $4.5 million in the prior year quarter.

Adjusted net income from continuing operations was $6.2 million, or $0.20 per share, compared to $3.3 million, or $0.15 per share in the prior year quarter. Adjusted net income from continuing operations adjusts for the impact of non-core items in both periods. On a GAAP basis, net income attributable to common stockholders was $5.1 million, or $0.16 per share, compared to net income of $0.8 million, or $0.03 per share, in the prior year quarter.

Full Year 2014 Results Overview

For the full year of 2014, net revenue was $518.0 million, an increase of 19.9% from $431.9 million. On a same branch basis, net revenue improved 16.4% from the prior year, with approximately 75% of the increase attributable to growth in the number of completed jobs and the remainder achieved through price gains and more favorable customer and product mix.

Gross profit improved 27.7% to $140.1 million from $109.7 million in the prior year. Gross margin expanded to 27.0% from 25.4% in the prior year. Selling, general and administrative expense as a percentage of net revenue was 21.5% compared to 21.7% in the prior year.

Adjusted EBITDA was $44.0 million, a 73.6% increase from $25.4 million in the prior year. Adjusted EBITDA as a percentage of net revenue improved to 8.5%, or 260 basis points, compared to 5.9% in the prior year. Operating income was $25.6 million, a 95.6% increase from $13.1 million in the prior year.

Adjusted net income from continuing operations was $16.2 million, or $0.54 per share, compared to $7.5 million, or $0.34 per share in the prior year. Adjusted net income from continuing operations adjusts for the impact of non-core items in both periods. On a GAAP basis, the net loss attributable to common stockholders was $6.0 million, or a $0.20 net loss per share, compared to net loss of $0.2 million, or a $0.01 net loss per share, in the prior year.

Conference Call and Webcast

The Company will host a conference call and webcast on Wednesday, March 4, 2015 at 10:00 a.m. Eastern time to discuss these results. To participate in the call, please dial 877-407-9039 (domestic) or 201-689-8470 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through April 4, 2015, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13601851.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and is also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multifamily residential, and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the execution of our growth strategy, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to pursue accretive acquisitions, our ability to improve profitability and scale our business and expectations for demand for our services for the remainder of 2015. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” “prospects” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof.

A full discussion of our operations and financial condition, including factors that may affect our business and future prospects, is contained in documents we have filed with the SEC and will be contained in all subsequent periodic filings we make with the SEC. These documents identify in detail important risk factors that could cause our actual performance to differ materially from current expectations.

Risk factors and uncertainties that could cause actual results to differ materially from current and historical results include, but are not limited to: our dependence on the residential construction industry, the economy and the credit markets; uncertainty regarding the housing recovery; declines in the economy or expectations regarding the housing recovery that could lead to additional significant impairment charges; the cyclical and seasonal nature of our business; our exposure to severe weather conditions; the highly fragmented and competitive nature of our industry; product shortages or the loss of key suppliers; changes in the costs and availability of products; inability to successfully acquire and integrate other businesses; our exposure to claims arising from our acquired operations; our reliance on key personnel;

our ability to attract, train and retain qualified employees while controlling labor costs; our exposure to product liability, workmanship warranty, casualty, construction defect and other claims and legal proceedings; changes in, or failure to comply with, federal, state, local and other regulations; disruptions in our information technology systems; and our ability to implement and maintain effective internal control over financial reporting. The order in which these factors appear should not be construed to indicate their relative importance or priority.

New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income. The reasons for the use of Adjusted EBITDA and Adjusted Net Income, reconciliations of Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP measures and other information relating to Adjusted EBITDA and Adjusted Net Income are included below following the unaudited consolidated financial statements.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013

Net revenue	$145,270	$119,330	$518,020	$431,929
Cost of sales	106,060	88,120	377,968	322,241

Gross profit	39,210	31,210	140,052	109,688
Operating expenses
Selling	8,884	7,055	30,951	25,509
Administrative	20,276	18,861	80,678	68,044
Amortization	733	756	2,837	3,057

Operating income	9,317	4,538	25,586	13,078
Other expense (income)
Interest expense	970	600	3,166	2,257
Other	146	(9)	(167)	(33)

Income before income taxes	8,201	3,947	22,587	10,854
Income tax provision	3,145	1,570	8,607	4,216

Net income from continuing operations	5,056	2,377	13,980	6,638
Loss from discontinued operations	—	—	78	960
Income tax benefit	—	—	(30)	(362)

Loss from discontinued operations, net of income taxes	—	—	48	598

Net income	5,056	2,377	13,932	6,040
Accretion charges on Redeemable Preferred Stock	—	(1,626)	(19,897)	(6,223)

Net income (loss) attributable to common stockholders	$5,056	$751	$(5,965)	$(183)

Weighted average shares outstanding (basic and diluted)	31,790,174	22,033,901	30,106,862	22,033,901

Net income (loss) per share (basic and diluted)
Income (loss) per share from continuing operations attributable to common stockholders (basic and diluted)	$0.16	$0.03	$(0.20)	$0.02
Loss per share from discontinued operations attributable to common stockholders (basic and diluted)	—	—	—	(0.03)

Income (loss) per share attributable to common stockholders (basic and diluted)	$0.16	$0.03	$(0.20)	$(0.01)

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash	$10,761	$4,065
Restricted cash	—	1,708
Accounts receivable (less allowance for doubtful accounts of $2,661 and $1,738 at December 31, 2014 and December 31, 2013, respectively)	72,280	58,826
Inventories	23,971	19,731
Deferred offering costs	—	5,156
Other current assets	12,276	6,026

Total current assets	119,288	95,512
Property and equipment, net	39,370	29,475
Non-current assets
Goodwill	53,393	49,328
Intangibles, net	17,718	13,400
Other non-current assets	4,393	3,355

Total non-current assets	75,504	66,083

Total assets	$234,162	$191,070

LIABILITIES, REDEEMABLE INSTRUMENTS AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current maturities of long-term debt	$1,786	$255
Current maturities of capital lease obligations	9,374	7,663
Accounts payable	46,584	40,653
Accrued compensation	11,311	8,942
Other current liabilities	7,501	6,930

Total current liabilities	76,556	64,443
Long-term debt	25,070	27,771
Capital lease obligations, less current maturities	17,508	14,370
Put option - Redeemable Preferred Stock	—	490
Deferred income taxes	9,746	9,571
Other long-term liabilities	13,408	9,006

Total liabilities	142,288	125,651
Commitments and contingencies
Redeemable Preferred Stock; $0.01 par value: 0 and 1,000 authorized, issued and outstanding at December 31, 2014 and 2013, respectively	—	55,838
Redeemable Common Stock; $0.01 par value: 0 and 5,850,000 authorized, issued and outstanding at December 31, 2014 and 2013, respectively	—	81,010
Stockholders’ equity (deficit)
Preferred Stock; $0.01 par value: 5,000,000 and 0 authorized, 0 and 0 shares issued and outstanding at December 31, 2014 and 2013, respectively	—	—
Common Stock; $0.01 par value: 100,000,000 and 27,200,862 authorized, 31,839,087 and 16,183,901 shares issued and 31,539,087 and 16,183,901 shares outstanding at December 31, 2014 and December 31, 2013, respectively	319	162
Additional paid in capital	154,497	—
Accumulated deficit	(57,659)	(71,591)
Treasury Stock; at cost: 300,000 and 0 shares, respectively	(5,283)	—

Total stockholders’ equity (deficit)	91,874	(71,429)

Total liabilities, redeemable instruments and stockholders’ equity (deficit)	$234,162	$191,070

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS

(unaudited, in thousands)

	Twelve months ended December 31,
	2014	2013
Net cash provided by operating activities	$19,602	$4,224

Cash flows from investing activities
Restricted cash	1,708	95
Purchases of property and equipment	(6,176)	(2,665)
Acquisitions of businesses, net of cash acquired of $53 and $0, respectively	(12,364)	(1,181)
Proceeds from sale of property and equipment	689	1,240

Net cash used in investing activities	(16,143)	(2,511)

Cash flows from financing activities
Proceeds from initial public offering of common stock, net of costs	87,645	—
Proceeds from secondary public offering of common stock, net of costs	14,418	—
Redemption of Redeemable Preferred Stock	(75,735)	—
(Payments) proceeds from revolving line of credit, net	(27,269)	10,038
Proceeds from term loan	25,000	—
Debt issuance costs	(714)	—
Principal payments on long term debt	(1,081)	(513)
Payments on capital lease obligations	(9,364)	(6,625)
Payments for deferred initial public offering costs	(4,254)	(4,446)
Payments for deferred secondary public offering costs	(126)	—
Repurchase of common stock	(5,283)	—

Net cash provided by (used in) financing activities	3,237	(1,546)

Net change in cash	6,696	167
Cash at beginning of period	4,065	3,898

Cash at end of period	$10,761	$4,065

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$2,669	$2,038
Income taxes, net of refunds	9,134	8,254
Supplemental disclosure of noncash investing and financing activities
Vehicles capitalized under capital leases and related lease obligations	14,583	17,123
Seller obligations in connection with acquisition of business	3,544	300
Unpaid offering costs	—	710

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Net Income measure performance by adjusting EBITDA and GAAP net income, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net (loss) income in accordance with GAAP as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net (loss) income from continuing operations as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non core items such as accretion charges on Redeemable Preferred Stock, discontinued operations, public offering costs, the tax impact of these certain non core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, GAAP net income (loss) for the periods presented therein.

Earnings Per Share Calculations

For the Three and Twelve Months Ended December 31, 2014 and 2013

(unaudited, in thousands except for share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income (loss) attributable to common stockholders, as reported	$5,056	$751	$(5,965)	$(183)
Adjustments for net income from continuing operations:
Accretion charges on Redeemable Preferred Stock	—	1,626	19,897	6,223
Loss from discontinued operations, net of income taxes	—	—	48	598

Net income from continuing operations	$5,056	$2,377	$13,980	$6,638
Adjustments for adjusted net income from continuing operations:
IPO and follow-on costs	—	35	1,335	35
Gain from put option Redeemable Preferred Stock	—	—	(490)	—
Share based compensation expense	—	—	300	—
Sarbanes-Oxley initial implementation	35	—	298	—
Write-off of capitalized loan costs	—	—	233	—
Acquisition related expenses	64	—	64	—
Legal settlements and reserves	1,790	1,376	1,790	1,376
Tax impact of adjusted items at 38.1% effective tax rate [1]	(720)	(538)	(1,345)	(538)

Adjusted net income from continuing operations	$6,225	$3,250	$16,165	$7,511

Weighted average shares outstanding (basic and diluted)	31,790,174	22,033,901	30,106,862	22,033,901

Net income (loss) per share attributable to common stockholders (basic and diluted), as reported	$0.16	$0.03	$(0.20)	$(0.01)
Adjustments for net income from continuing operations per basic and diluted share [2]	—	0.08	0.66	0.31

Net income per share from continuing operations (basic and diluted)	$0.16	$0.11	$0.46	$0.30
Adjustments for adjusted net income from continuing operations, net of tax impact, per basic and diluted share [3]	0.04	0.04	0.08	0.04

Adjusted net income per share from continuing operations (basic and diluted)	$0.20	$0.15	$0.54	$0.34

[1]	An effective tax rate of 38.1% was applied to the adjustments for consistency in presentation
[2]	Includes adjustments related to accretion charges on Redeemable Preferred Stock and loss from discontinued operations, net of income taxes
[3]	Includes adjustments related to IPO and follow-on costs, gain from put option Redeemable Preferred Stock, legal settlements, share based compensation expense, Sarbanes-Oxley initial implementation, Write-off of capitalized loan costs, acquisition related expenses, workers’ compensation adverse development and tax impact of adjusted items.

Per share figures in the above earnings per share calculation table may reflect rounding adjustments and consequently totals may not appear to sum.

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss) for the periods presented therein.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA Calculations

For the Three and Twelve Months Ended December 31, 2014

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Adjusted EBITDA:

Net income (GAAP)	$5,056	$2,377	$13,932	$6,040
Interest expense	970	600	3,166	2,257
Provision for income taxes, continuing operations	3,145	1,570	8,607	4,216
Depreciation and amortization	4,177	3,257	15,011	11,431

EBITDA	13,348	7,804	40,716	23,944

IPO and follow-on costs	—	35	1,335	35
Share based compensation expense	—	—	300	—
Sarbanes-Oxley initial implementation	35	—	298	—
Gain from put option Redeemable Preferred Stock	—	—	(490)	—
Acquisition related expenses	64	—	64	—
Legal settlements and reserves	1,790	1,376	1,790	1,376

Adjusted EBITDA	$15,237	$9,215	$44,013	$25,355

Adjusted EBITDA margin	10.5%	7.7%	8.5%	5.9%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net